                                                                    EXHIBIT 12.1

                   CALCULATIONS OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                                              NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                         --------------------------------------------------   -----------------
                          1995      1996       1997       1998       1999      1999      2000
                         -------   -------   --------   ---------   -------   -------   -------
Pre-tax income
  (loss)...............  $ 6,730   $57,952   $(17,340)  $(126,897)  $26,083   $21,711   $15,135
Interest expense.......   15,389    36,009     27,357      32,471    33,110    24,348    26,596
TECONS dividends.......                165      6,613       6,613     6,613     4,959     4,959
                         -------   -------   --------   ---------   -------   -------   -------
          Adjusted
            earnings
            (loss).....   22,119    94,126     16,630     (87,813)   65,806    51,018    46,690
                         -------   -------   --------   ---------   -------   -------   -------
Fixed charges:
  Interest expense.....   15,389    36,009     27,357      32,471    33,110    24,348    26,596
  Capitalized
     interest..........        0         0      2,143         578       251       188         0
  TECONS dividends.....        0       165      6,613       6,613     6,613     4,959     4,959
  Preferred stock
     dividends.........        0         0          0           0         0         0         0
                         -------   -------   --------   ---------   -------   -------   -------
                          15,389    36,174     36,113      39,662    39,974    29,495    31,555
                         -------   -------   --------   ---------   -------   -------   -------
Deficit of loss to
  fixed charges........  $     0   $     0   $(19,483)  $(127,475)  $     0   $     0   $     0
                         =======   =======   ========   =========   =======   =======   =======
Ratio of earnings to
  fixed charges(1).....     1.44      2.60       0.00        0.00      1.65      1.73      1.48

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(1) Earnings were not sufficient to cover fixed charges for 1997 and 1998 by
    $19.5 million and 127.5 million, respectively